EX-23.1

                          CONSENT OF COUNSEL

                          James DeOlden, Esq.
                       Law Offices of James DeOlden
                       18300 Von Karman, Suite 710
                        Irvine, California 92612
                             (949) 809-2118


December 28, 2001

U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Next Generation Media Corp. - Form S-8

Dear Sir/Madame:

I have acted as counsel to Next Generation Media Corp., a Nevada corporation ("Company"), in connection with its Registration Statement on Form S-8 relating to the registration of three million (3,000,000) shares of its common stock ("Shares"), $0.001 par value per Share, which are issuable pursuant to the Company's Employee Stock Incentive Plan, and the registration of three million (3,000,000) Shares which are issuable pursuant to the Company's Retainer Stock Plan for Non-Employee Directors and Consultants. I hereby consent to all references to my firm included in this Registration Statement, including the opinion of legality.

Sincerely,


/s/  James DeOlden, Esq.
James DeOlden, Esq.